Exhibit 10.2

Sheila J. Rostiac

Senior Vice President – Chief Human Resources and Diversity Officer, PSEG

80 Park Plaza, T4

Newark, New Jersey 07102-4194

973-430-6047

Sheila.Rostiac@pseg.com

September 16, 2024

Grace Park

In Care of PSEG

Dear Grace:

I am pleased to offer you the position of Executive Vice President and General Counsel in PSEG Services Corporation, effective September 16, 2024. In this position, you will be paid a base annual salary of $650,000. You will report to the Executive Vice President and Chief Legal Officer. You shall be eligible for your next salary review in January 2025. Salary reviews will be conducted annually thereafter. Your primary work location will continue to be Newark, N.J.

You will continue to be eligible to participate in the PSEG Management Incentive Compensation Plan (“MICP”) under the terms and conditions of that Plan. Effective September 16, 2024, your target incentive award will be 75% of your base salary. Targets and awards may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the MICP, and any such payment will be contingent upon your establishment and successful completion of goals and objectives. Any MICP award for 2024 will be prorated based on your promotion date of September 16, 2024. Your award, if any, will be calculated based on the following: (i) base salary as of September 15, 2024 for your position of Vice President, Deputy General Counsel & Chief Litigation Counsel and target MICP of 50% for the period of January 1, 2024 through September 15, 2024; and (ii) base salary as of December 31, 2024 for your position of Executive Vice President and General Counsel and target MICP of 75% for the for the period of September 16, 2024 through December 31, 2024.

You will continue to be a participant in the PSEG 2021 Long-Term Incentive Plan (“LTIP”). It has been recommended to, and approved by, the Organization and Compensation Committee (“O&CC”) that you be awarded a supplemental 2024 LTIP grant in the amount of $300,000 bringing your total 2024 LTIP grant to $600,000. The supplemental award will be in the form of 30% Restricted Stock Units (“RSUs”) and 70% Performance Share Units (“PSUs”). The number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of PSEG and is subject to the approval of the O&CC. All grants under the LTIP are, and will be, subject to the terms of the LTIP and the related grant award agreements.

You will continue to be eligible to participate in the PSEG Equity Deferral Plan (“Deferred Equity Plan”), which allows you to defer all or a portion of the receipt of shares under the LTIP. The open enrollment window is typically mid-November to mid-December of each calendar year. If you would like to defer all or a portion of your 2025 RSUs and/or PSUs under the Deferred Equity Plan you may do so on-line at Fidelity NetBenefits during the next available open enrollment window.

You will continue to be eligible to participate in the PSEG Deferred Compensation Plan For Certain Employees (“Deferred Compensation Plan”), which allows you to defer all or a portion of your base pay and/or any cash incentive (MICP) you may receive in any given year. The open enrollment window is typically mid November to mid December of each calendar year. If you would like to defer all or a portion of your 2025 base salary and/or all or a portion of your 2025 MICP under the Deferred Compensation Plan, you may do so on-line at Fidelity NetBenefits during the next available open enrollment window.

Solely for the purpose of determining the duration of full-pay short-term temporary disability benefits (and with respect to no other form of company compensation or benefit), you will continue to be treated as if you had ten (10) years of service with PSEG.

Effective September 16, 2024, you will be designated as a Schedule A participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.

The Company will provide you with a monthly stipend in the amount of $1,000 starting in October 2024 for the purchase or lease of a vehicle along with associated costs such as vehicle maintenance, mileage and insurance. This stipend may be amended from time to time by the Company. Please refer to the attached vehicle stipend program. Additionally, please sign and return the enclosed Vehicle Stipend form.

You will be required to own and retain a level of company stock commensurate with your new position as Executive Vice President and General Counsel as outlined in the attached Officer Stock Ownership and Retention Policy. The current required minimum level of Company stock ownership is 4x base salary for this position which will become effective January 1, 2025. You will have 5 years from January 1, 2025 (January 1, 2030) to acquire the applicable amount of shares to satisfy this new stock ownership requirement.

Effective January 1, 2025, you will receive five (5) weeks of vacation.

You will be required to sign a Fidelity Share Authorization form which provides authorization for members of the Stock Plan Administration team to view your PSEG share holdings at Fidelity. This form will be forthcoming.

If, at the time you terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.

The purpose of this letter is to set forth the terms of your new position with the Company; it is not a contract of employment, nor does it guarantee your employment with the Company for any period of time. Your employment with the Company is at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or without cause.

You will be required to complete the attached FERC/BPU interlock questionnaire and your position is contingent upon successful clearance of interlock requirements.

Additionally, a book referencing the Responsibilities of Corporate Officers and Directors will be mailed to your residence.

Finally, you will be required to sign the enclosed Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement, and the enclosed Arbitration Agreement.

Sincerely,

/s/ Sheila J. Rostiac

Sheila J. Rostiac

Agreed to this _____16th___day of _September__ 2024.

_/s/ Grace Park__________________________________

Grace Park

Attachments:

1.
Management Incentive Compensation Plan (“MICP”)
2.
PSEG 2021 Long-Term Incentive Plan (LTIP)
3.
PSEG Equity Deferral Plan
4.
PSEG Deferred Compensation Plan
5.
Key Executive Severance Plan
6.
Vehicle Stipend Program
7.
Vehicle Stipend Form
8.
Officer Stock Ownership & Retention Policy
9.
FERC/BPU Interlock Questionnaire
10.
Responsibilities of Corporate Officers and Directors
11.
Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement
12.
Arbitration Agreement